UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2014 (May 22, 2014)

Reed’s Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 South Spring Street, Los Angeles, California 90061

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Reed’s, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 22, 2014, David Williams was terminated as Interim Chief Financial Officer of Reed’s Inc., a Delaware corporation (“Reed’s” or the “Company”), effective immediately.

(c) On May 27, 2014, Reed’s engaged Lawrence W. Tomsic, age 61, to serve as its Interim Chief Financial Officer. Mr. Tomsic is a Certified Public Accountant and has extensive experience as a chief financial officer, controller, and auditor, providing expertise to public, private and non-profit companies. Mr. Tomsic has worked most recently as a consultant since May 2012. Mr. Tomsic worked as an independent contractor as a consulting CFO for small companies from May 2012 to May 2014. Mr. Tomsic served as Chief Financial Officer of LiveDeal, Inc. (LIVE) which is a NASDAQ Listed SEC company, a provider of internet based website development, web hosting and advertising services from November 2009 to May 2012. He worked as a consulting CFO partner with B2BCFO in 2009, as Controller with Alliance Residential in 2008, and as a consulting CFO from 2006 – 2008. From 1997 to 2006, he served as Chief Financial Officer for John R. Wood, Inc. a luxury real estate broker. Mr. Tomsic received a bachelor degree in Accounting from the University of Delaware in 1975 and a Master’s degree in Business Administration from the University of Denver in 1976.

Mr. Tomsic has not previously worked with Reed’s. There are no family relationships between Mr. Tomsic and any director or other executive officer of the Company. Other than this interim arrangement for a monthly consulting fee of $15,000, there are no material plans, contracts or arrangement, compensatory or otherwise, between Reed’s and Mr. Tomsic. There are no arrangements or understandings between Mr. Tomsic and any person pursuant to which he was selected as Chief Financial Officer. Other than the relationship described herein, there is no currently proposed transaction in which the Reed’s was, is or will be a participant and in which Mr. Tomsic had, has or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: May 29, 2014	By:	/s/ Christopher J. Reed
Christopher J. Reed,
Chief Executive Officer